AMENDMENT NO. 2

TO THE AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 (this "Amendment"), dated as of September 24, 2019, to the Amended and Restated Investment Advisory Agreement, dated August 17, 2018 (the "Advisory Agreement"), between GraniteShares ETF Trust, a Delaware trust (the "Trust") and GraniteShares Advisors LLC, a Delaware limited liability company (the "Adviser") shall be effective as of the date first written above. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument. Capitalized terms used but not defined herein shall have the same meanings given them in the Advisory Agreement.

W I T N E S S E T H:

WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment advice; and

WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to each of GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF, GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF, GraniteShares HIPS US High Income ETF, GraniteShares Battery and Miners ETF, GraniteShares Junior Tech Mega Trends ETF, and GraniteShares Cyber Infrastructure ETF, each a series of the Trust, pursuant to the terms of the Advisory Agreement; and

WHEREAS, the Board of Trustees of the Trust (the "Board"), at a meeting held on March 16, 2017, and called for the purpose of considering the approval of the Advisory Agreement for an initial two year term, approved the Advisory Agreement with respect to each of GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF and GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF, in the manner required by the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Board, at a meeting held on October 11, 2017, and called for the purpose of considering the approval of an amendment to the Advisory Agreement, approved an amendment to the Advisory Agreement with respect to GraniteShares HIPS US High Income ETF, in the manner required by the 1940 Act; and

WHEREAS, the Board, at a meeting held on November 15, 2018, and called for the purpose of considering the approval of the Advisory Agreement with respect to each of GraniteShares Battery and Miners ETF, GraniteShares Junior Tech Mega Trends ETF, and GraniteShares Cyber Infrastructure ETF, approved Amendment No. 1 to the Advisory Agreement with respect to each of the foregoing series of the Trust for an initial term of two years, in the manner required by the 1940 Act; and

WHEREAS, the Board, at a meeting held on May 14, 2019, and called for the purpose of considering the continuance of the Advisory Agreement with respect to each of GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF, GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF and GraniteShares HIPS US High Income ETF (collectively, the "Operating Funds"), continued the Advisory Agreement with respect to each of the Operating Funds for an additional annual term, in the manner required by the 1940 Act; and

WHEREAS, the Board, at a meeting held on August 20, 2019 (the "August 2019 Meeting"), and called for the purpose of considering the approval of the Advisory Agreement with respect to GraniteShares XOUT U.S. Large Cap ETF (the "New Fund"), pursuant to this Amendment, approved the Advisory Agreement with respect to the New Fund for an initial term of two years, in the manner required by the 1940 Act; and

WHEREAS, the parties now wish to amend the Advisory Agreement, which amendment was approved by the Board at the August 2019 Meeting, to add the New Fund as a fund covered by the Agreement pursuant to Paragraph 8 of the Advisory Agreement (concerning amendments and the addition of funds); and

WHEREAS, the Adviser is willing to furnish investment advisory services to each series of the Trust, including the New Fund, upon the terms and conditions set forth in the Advisory Agreement, as amended herein;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

A. Solely for purposes of this Amendment and with respect to the New Fund only, Paragraph 7 of the Advisory Agreement is amended and restated in its entirety as follows:

7. **Term**. This Agreement shall remain in effect for an initial term of two years commencing on the date on which GraniteShares XOUT U.S. Large Cap ETF commences operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trust's trustees; or (ii) the vote of a majority of the outstanding voting securities of the Trust;

(b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules promulgated thereunder); and

(c) the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days' written notice to the Trust and the Funds.

B. Appendix A of the Advisory Agreement is amended and restated in its entirety as follows:

APPENDIX A
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF – 0.25% per annum

GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF – 0.35% per annum

GraniteShares HIPS US High Income ETF – 0.70% per annum

GraniteShares Battery and Miners ETF – 0.70% per annum

GraniteShares Junior Tech Mega Trends ETF – 0.70% per annum

GraniteShares Cyber Infrastructure ETF – 0.70% per annum

GraniteShares XOUT U.S. Large Cap ETF – 0.60% per annum

C. This Amendment does not in any way limit the ability to add additional funds to the Advisory Agreement pursuant to the provisions of Paragraph 8.

D. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Advisory Agreement shall not be affected thereby. Except to the extent governed by federal law, including the 1940 Act, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

[The Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and the year first written above.

GraniteShares ETF Trust

By: ______________________
Name: William Rhind
Title: President, Treasurer and Secretary

GraniteShares Advisors LLC

By: ______________________
Name: William Rhind
Title: CEO